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Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cellegy Pharmaceuticals, Inc.:

        We consent to the use of our report dated March 12, 2004, except for note 15, which is through October 1, 2004, with respect to the balance sheets of Biosyn, Inc. as of December 31, 2003 and 2002, and the related statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the two-year period ended December 31, 2003.

        Our report dated March 12, 2004 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                      /s/KPMG LLP

Philadelphia, Pennsylvania
December 30, 2004

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  Exhibit 23.01
INDEPENDENT AUDITORS' CONSENT